Exhibit 99.1

Hondo Minerals Corporation 8-K

“Crowncorp Delivers Deposit under Binding Letter of Intent to Hondo Minerals”

CHLORIDE, AZ, May 10, 2013 /PRNewswire via COMTEX/ -- Hondo Minerals Corporation ("Hondo") today announces that Crowncorp Investments Corporation, a Texas Corporation, ("Crowncorp") delivered a $10 Million USD bank instrument to be redeemed in order to satisfy the obligations of Crowncorp as required under the terms of the previously announced binding Letter of Intent for the sale/purchase of 100% of Hondo's assets and stock for approximately $88 Million dollars.

Both Hondo and Crowncorp intend to execute: (i) a definitive operating agreement which shall transfer management and control of Hondo's assets and operations to Crowncorp; and (ii) a tender offer pursuant to which Crowncorp shall purchase all of Hondo's issued and outstanding stock in accordance with all appropriate laws and regulations and commercially acceptable practices and procedures.

About Hondo Minerals

Hondo Minerals Corporation is engaged in the acquisition of mines, mining claims and mining real estate in the United States, Canada and Mexico with mineral reserves of precious metals or non-ferrous metals. Hondo owns the Tennessee and Schuylkill Mines in Chloride, Arizona. The Tennessee Mine operated from the late 1800s until 1947 producing lead, zinc, gold and silver. The Company also owns numerous other mining claims in the U.S. Southwest.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including the Company's beliefs about its business prospects and future results of operations. Some factors that could cause actual results to differ materially include economic and operational risks, changes in anticipated earnings, continuation of current contracts, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-K and 10-Q. The Company forecasts provided above are dynamic and therefore refer only to thisrelease date. The Company does not undertake to update any forecasts that it may make available to the investing public.

SOURCE Hondo Minerals Corporation

Further, the Parties have agreed to a “no-shop period” during which the Company shall not solicit nor accept any competing offers to be made by a third party for the acquisition of the Company unless the Letter of Intent is terminated.

Please review Form 8-K, which was filed with the Securities and Exchange Commission, at www.sec.gov.

About Hondo Minerals

Hondo Minerals Corporation is engaged in the acquisition of mines, mining claims and mining real estate in the United States, Canada and Mexico with mineral reserves of precious metals or non-ferrous metals. Hondo owns the Tennessee and Schuylkill Mines in Chloride, Arizona. The Tennessee Mine operated from the late 1800s until 1947 producing lead, zinc, gold and silver. The Company also owns numerous other mining claims in the U.S. Southwest.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including the Company's beliefs about its business prospects and future results of operations. Some factors that could cause actual results to differ materially include economic and operational risks, changes in anticipated earnings, continuation of current contracts, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-K and 10-Q. The Company forecasts provided above are dynamic and therefore refer only to this release date. The Company does not undertake to update any forecasts that it may make available to the investing public.

SOURCE: Hondo Minerals Corporation